Exhibit 10.1

RITE AID CORPORATION

[2006] [2004] OR [2000] OMNIBUS EQUITY PLAN
2001 STOCK OPTION PLAN
AWARD AGREEMENT

This AWARD AGREEMENT, dated as of __________, 20___ (the "Date of Grant"), is delivered by Rite Aid Corporation (the "Company") to ____________________ (the "Grantee").  Capitalized terms not defined herein shall have the meanings ascribed to them in the Rite Aid Corporation [2006], [2004] or [2000] Omnibus Equity Plan (the "Plan") or 2001 Stock Option Plan (“Option Plan”), as applicable.  This agreement evidences the awards made under Section 1 (collectively, the "Award").

1.	Award.

	A.	Nonqualified Stock Option

	Number of Shares Subject to Option:	____
	Exercise Price per Share:	$____
	Expiration Date:	____
	Vesting Schedule:*	__% on [date]
__% on [date]
__% on [date]

	B.	Restricted Stock

	Number of Shares:	_____
	Vesting Schedule:*	__% on [date]
__% on [date]
__% on [date]

	C.	Performance Units

Number of Performance Units (each unit equal to $1.00):
	Vesting:*	[Achievement of [#]-year cumulative [performance metric] goal – see Annex A.]
	Cash Payments:	See Annex A
_____________________
*	Vesting is subject to Grantee's continued employment to the applicable vesting date, unless otherwise provided in this Award Agreement.

2.	Certain Terms and Conditions.

a.	Adjustment.

Upon the occurrence of a change in capitalization as described in Section 3(c) of the Plan, the Committee shall, in its sole and absolute discretion, make adjustments in the number and kind of shares of stock that may be issued under the Award and in the exercise price relating to the Option awarded hereunder.

b.	Withholding.

Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.  Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Grantee to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto or the Grantee may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld upon.

c.	Termination of Employment.

(i)       In General.  Except as otherwise provided herein or in a written employment agreement between the Company and the Grantee, upon the termination of the Grantee's employment with the Company for any reason prior to the applicable vesting date set forth in Section 1 above, (1) any and all shares of Restricted Stock that had not yet vested shall be immediately forfeited by the Grantee, (2) any portion of the Option which had not become vested shall be immediately forfeited by the Grantee, (3) that portion of the Option which had previously become vested shall remain exercisable for a period of 90 days following such termination (but in no event beyond the Expiration Date set forth in Section 1 hereof), and (4) the Performance Units shall be immediately forfeited by the Grantee.

(ii)      Termination for Cause. If the Grantee's employment with the Company terminates for Cause, then (1) all outstanding Options shall terminate and be forfeited at the commencement of business on the date of termination and (2) all outstanding shares of Restricted Stock and all outstanding Performance Units shall be immediately forfeited by the Grantee.  "Cause" shall have the meaning ascribed to such term in the Grantee's individual employment, severance or other agreement with the Company or, if the Grantee is not party to such an agreement, "Cause" shall mean conduct that is detrimental to the Company.

(iii)      Termination for Death.  If the Grantee dies while in the employment of the Company, then all outstanding Options shall become fully vested and exercisable and shall remain exercisable by the Grantee's legal representatives, heirs or legatees for one year following the date of Grantee's death, but in no event following the expiration of its term.

(iv)      Termination for Disability or Retirement.  If the Grantee's employment with the Company terminates as a result of disability or Retirement, in each case as determined by the Committee, then the portion of the Option which had previously become vested shall remain exercisable for the one year period following such termination (but in no event beyond the Expiration Date set forth in Section 1 hereof).

(v)       Change in Control.  In the event of a Change in Control, the entire outstanding Award shall vest on the date of the Change in Control.  For purposes of this Award Agreement, "Change in Control" shall have the meaning ascribed to such term in the Company's 2010 Omnibus Equity Plan.

d.	Entire Agreement; Governing Law.

The Plan is incorporated herein by reference.  The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Grantee.  If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall govern. This Award Agreement shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

e.	No Guarantee of Continued Service.

The Grantee acknowledges and agrees that this Award Agreement and the transactions contemplated hereunder do not constitute an express or implied promise of continued engagement as an employee for any period and shall not interfere with the Grantee's right or the Company's right to terminate the Grantee's employment at any time, with or without Cause.

f.	Successors and Assigns.

The terms of this Award Agreement shall be binding upon the Grantee and upon the Grantee's heirs, executors, administrators, personal representatives, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

*                      *                      *                      *                      *

By the Grantee's signature and the signature of the Company's representative below, the Grantee and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement.  The Grantee has reviewed the Plan and this Award Agreement and fully understands all provisions of the Plan and Award Agreement.  The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement.

RITE AID CORPORATION

By:
Title:

Grantee:
Print Name:
Residential Address:

Annex A

PERFORMANCE UNITS

•	[#]-year cumulative EBITDA Goal

Fiscal _____:

Fiscal _____:

Fiscal _____:

•	Performance targets may be adjusted in the event of a reorganization, merger, acquisition, consolidation or similar corporate transaction or event.

•
Grantee will receive more (or less) cash depending on how the Company performs against this [Performance Metric] goal; however, for any year in which [Performance Metric] performance falls below [   ]% of the annual target, Grantee will lose one-third of the cumulative payout, regardless of how the Company performs against the [#]-year goal.

•	Cash Payments will be made based on the schedule below. Payments will be made following determination of FY __ results.

Cumulative [#]-Year [Performance Metric] Performance vs. Goal (%)	% of [Performance][Target] Units Awarded
% +	%
%	1%
%	1%
%	1%
%	%
%
Below %	0%

Payments between the levels shown above will be subject to straight line interpolation.